Exhibit (a)(1)(D)

Offer to Purchase to For Cash

All Outstanding Shares of Common Stock

of

FORMA THERAPEUTICS HOLDINGS, INC.

at

$20.00 PER SHARE, NET IN CASH

Pursuant to the Offer to Purchase, dated September 15, 2022

by

NNUS NEW DEV, INC.

an indirect wholly owned subsidiary of

NOVO NORDISK A/S

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK TIME (I.E., ONE MINUTE AFTER 11:59 P.M., NEW YORK TIME), ON OCTOBER 13, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

September 15, 2022

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated September 15, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time as permitted under the Merger Agreement described below, collectively constitute the “Offer”), relating to the offer by NNUS New Dev, Inc., a Delaware corporation (the “Offeror”) and an indirect wholly owned subsidiary of Novo Nordisk A/S, a Danish aktieselskab (“Parent”), to purchase all of the issued and outstanding shares (the “Shares”) of common stock $0.001 per share, of Forma Therapeutics Holdings, Inc., a Delaware corporation (“Forma” or the “Company”), at a purchase price of $20.00 per Share net to the holder in cash (the “Offer Price”), without interest, and subject to any withholding of taxes, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is Forma’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which was filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Offer.

FOR THE REASONS DESCRIBED IN THE SCHEDULE 14D-9, THE BOARD OF DIRECTORS OF FORMA (THE “COMPANY BOARD”) RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER ALL OF YOUR SHARES TO THE OFFEROR PURSUANT TO THE OFFER.

We or our nominees are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.    The Offer Price is $20.00 per Share net to the holder in cash, without interest, and subject to any withholding of taxes, upon the terms and subject to the conditions set forth in the Offer.

2.    The Offer is being made for all issued and outstanding Shares.

3.    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 31, 2022, by and among Parent, the Offeror and Forma (as it may be further amended and supplemented from time to time, the “Merger Agreement”), pursuant to which, as soon as practicable after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions, the Offeror will merge with and into Forma, without a vote of the Company’s stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) (the “Merger”), with Forma continuing as the surviving corporation in the Merger, as a wholly owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to in this Offer to Purchase as the “Transactions”. At the effective time of the Merger, each Share issued and then outstanding (other than (i) Shares held in the treasury of the Company, (ii) Shares held by Parent, any subsidiary of Parent (excluding Purchaser), any subsidiary of the Company or Purchaser, (iii) Shares irrevocably accepted for payment in the Offer and (iv) Shares held by a holder who is entitled to demand and properly exercises and perfects appraisal rights in accordance with Section 262 of the DGCL with respect to such Shares and, as of the effective time of the Merger, has neither effectively withdrawn nor lost his or her rights to such appraisal and payment under the DGCL), will be canceled and converted automatically into the right to receive the Offer Price, net to the holder in cash, without interest and subject to any applicable withholding of taxes upon the terms and subject to the conditions set forth in the Offer to Purchase. As a result of the Merger, the Company would cease to be a publicly traded company and will become wholly owned by Parent.

4.    The board of directors of Forma has unanimously (i) approved, adopted and declared advisable the execution, delivery and performance by the Company of the Merger Agreement and Transactions; (ii) determined that the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, Forma and its stockholders; (iii) resolved that the Merger will be effected under Section 251(h) of the DGCL; and (iv) resolved to recommend that the stockholders of Forma accept the Offer and tender their Shares to Offeror pursuant to the Offer.

5.    The obligation of the Offeror to accept for payment and pay for Shares validly tendered (and not properly withdrawn) pursuant to the Offer is subject to the conditions set forth in “The Tender Offer—Section 13—Conditions of the Offer” of the Offer to Purchase.

6.    The Offer and withdrawal rights will expire at one minute after 11:59 p.m., New York City time on October 13, 2022, unless the Offer is extended by the Offeror or earlier terminated. Previously tendered Shares may be withdrawn at any time until the Offer has expired, and if not previously accepted for payment at any time, after November 14, 2022, pursuant to SEC regulations.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase For Cash

All Outstanding Shares of Common Stock

of

FORMA THERAPEUTICS HOLDINGS, INC.

at

$20.00 PER SHARE, NET IN CASH

Pursuant to the Offer to Purchase, dated September 15, 2022

by

NNUS NEW DEV, INC.

An indirect wholly owned subsidiary of

NOVO NORDISK A/S

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 15, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time as permitted therein, collectively constitute the “Offer”), relating to the offer by NNUS New Dev, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Novo Nordisk A/S, a Danish aktieselskab, to purchase all of the issued and outstanding shares (the “Shares”) of common stock par value $0.001 per share, of Forma Therapeutics Holdings, Inc., a Delaware corporation, at a purchase price of $20.00 per Share in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Offeror the number of Shares indicated below (or if no number is indicated, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understand(s) and acknowledge(s) that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on the undersigned’s behalf will be determined by the Offeror in its sole discretion.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered:	SIGN HERE
Shares*	Signature(s)

Account No.

Dated , 2022

Area Code and Phone Number

Tax Identification Number or Social Security Number	Please Print name(s) and address(es) here

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.